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Exhibit 10.26

Salary, Cash Bonus and Other Compensation Arrangements

for Certain Executive Officers of Sealed Air Corporation

Named in Exhibit 10.25

        The Company's executive compensation program consists of salaries, annual cash bonuses tied to both financial and non-financial performance, and awards under the Contingent Stock Plan of Sealed Air Corporation (which will be replaced by the 2005 Contingent Stock Plan of Sealed Air Corporation upon approval of the latter plan at the 2005 Annual Meeting). The named executive officers also have other compensation arrangements described below.

        Salary:    The Organization and Compensation Committee of the Board of Directors bases its decisions on salaries principally on the responsibilities of each executive and on the Compensation Committee's evaluation of the market demand for executives of the capability and experience employed by the Company in relation to the total compensation paid to the particular executive.

        Cash Bonuses.    For 2005, the Compensation Committee has established cash bonus objectives for the executive officers, which in all cases are subject to achievement of pre-established performance goals for 2005 set by the Compensation Committee under the Company's Performance-Based Compensation Program, as amended. Such goals are described in Exhibit 10.25 to this Annual Report, which also describes the basis upon which individual cash bonus awards are set assuming that the performance goals for the year are achieved. Cash bonus awards are also based on the factors mentioned above applicable to salary decisions.

        Stock Awards.    Achievement of the pre-established performance goals for 2005 set by the Compensation Committee also apply to awards that may be made during 2006 under the 2005 Contingent Stock Plan of Sealed Air Corporation, as described in Exhibit 10.25.

        Other Compensation Arrangements.

    The executive officers participate in the Company's broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and retirement plans.

    The Company pays the premium for life insurance policies owned by William V. Hickey and Robert A. Pesci.

    J. Stuart K. Prosser has an agreement with the Company under which a portion of his salary is not "pensionable salary" under the pension plan in which he participates.

    William V. Hickey, David H. Kelsey, Robert A. Pesci and H. Katherine White are each provided with the use of a company-leased car (including fuel), the value of which is taxable income to each of them. The Company pays each of them $3,600 per year to reimburse the executive officer for the taxes incurred due to the compensation attributable to use of the company car. Mr. Prosser receives an annual car allowance payable in cash in lieu of a company car. Mr. Mondragón is provided with the use of a company car and receives no reimbursement for taxes attributable to such use.

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Salary, Cash Bonus and Other Compensation Arrangements for Certain Executive Officers of Sealed Air Corporation Named in Exhibit 10.25